Exhibit 99.1

Visteon Signs Memorandum of Understanding to Sell Majority of Consolidated Interiors Business to Chinese Joint Venture

VAN BUREN TOWNSHIP, Mich., Nov. 30, 2011 – Visteon Corporation (NYSE: VC) and Huayu Automotive Systems Co., Ltd. (HASCO) announced today that the companies’ existing China joint venture, Yanfeng Visteon Automotive Trim Systems, Co. Ltd. (YFV) and Visteon have signed a non-binding memorandum of understanding (MOU) with respect to a potential transaction that would combine the majority of Visteon’s global interiors business with YFV.

The MOU sets forth certain of the basic terms of the proposed transaction. Definitive agreements for the proposed sale, which would be subject to regulatory and other approvals, are targeted to be signed in early 2012. Other terms were not disclosed. There can be no assurance that definitive agreements will be entered into or that such transaction will be completed in the timetable on the terms referred to above.

The transaction would further broaden the strategic partnership between Visteon and HASCO and is expected to greatly enhance YFV’s global manufacturing and engineering footprint. The transaction, once completed, would result in a leading global interiors company within YFV with estimated annual revenue of approximately $4 billion, serving more than 30 customers from over 60 facilities in 16 countries.

“Visteon is very pleased that the signing of the MOU takes our longstanding joint venture with HASCO and SAIC into a global partnership fully enabled to support our key customers around the world,” said Donald J. Stebbins, Visteon chairman, chief executive officer and president.

“The signing of this MOU represents an important step toward the fulfillment of our strategy to create a leading global interior company,” said Mr. Ma Zhengang, Yanfeng Visteon standing deputy general manager. “Our technical and manufacturing footprint will give us unmatched capability to support all our customers in key growth and emerging markets.”

Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, electronic, interior and lighting products for vehicle manufacturers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 27 countries and employs approximately 27,000 people. Learn more at www.visteon.com.

Yanfeng Visteon Automotive Trim Systems Co., Ltd. is a joint venture between Visteon Corporation and Shanghai Automotive Industry Corporation’s automotive components group, Huayu Automotive Systems. As a leading automotive supplier, YFV designs and manufactures interior, exterior, seating, electronics and safety systems for automakers in China and abroad. Headquartered in Shanghai, YFV employs approximately 29,000 employees in more than 87 facilities across China and overseas.

Contact:

Media:

Jim Fisher

734-710-5557

734-417-6184 - mobile

jfishe89@visteon.com

Investors:

Chuck Mazur

734-710-5800

investor@visteon.com